UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2018

JEFFERIES FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously announced, on April 9, 2018, we entered into a Purchase and Sale Agreement (the “Agreement”) with Marfrig Global Foods S.A., a Brazilian Corporation (sociedade por ações) (“Marfrig”), NBM US Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Marfrig (“Buyer”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), and National Beef Packing Company, LLC (the “Company”) pursuant to which we agreed to sell approximately 48% of the outstanding equity of the Company to the Buyer. On June 5, 2018, the parties to the Agreement amended the Agreement to provide for an upward adjustment to the purchase price based upon the Company’s closing net indebtedness (the “Agreement Amendment”). On June 5, 2018, we consummated the transaction contemplated by the Agreement and the Agreement Amendment.

At the closing, we sold approximately 48% of the outstanding equity of the Company to the Buyer and received the purchase price equal to approximately $907.7 million, subject to the adjustment discussed above and further subject to customary post-closing adjustments. In addition, pursuant to the Agreement, NBPCo sold to Buyer an additional approximately 3% of the outstanding equity of the Company, resulting in the Buyer acquiring a total of 51% of the Company’s equity.

As a result of the closing, the Company will no longer be consolidated in our financial statements; rather, our interests in the Company will be accounted for as an equity method investment.

In connection with the closing, the parties entered into the Third Amended and Restated Limited Liability Company Agreement of the Company (the “A&R Operating Agreement”). Under the terms of the A&R Operating Agreement, and subject to certain limitations contained therein, we have the right to appoint two individuals to the Company’s Board and certain other rights in respect of our continuing equity investment in the Company, including a fair market value put right after the fifth anniversary of the closing. Marfrig has provided a guarantee of Buyer’s obligations with respect to the put right under the A&R Operating Agreement.

The foregoing descriptions of the Agreement Amendment and the A&R Operating Agreement are qualified in their entirety by the full text of the agreements which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(b) Pro Forma Financial Information

Attached hereto as Exhibit 99 are the following unaudited pro forma condensed financial statements: unaudited pro forma balance sheet as of March 31, 2018 and unaudited pro forma statements of operations for the three years ended December 31, 2017 and for the fiscal quarter ended March 31, 2018, that reflect the sale of certain interests of the Company.

(d)	Exhibits

Number	Exhibit

10.1	Amendment to Purchase and Sale Agreement, dated as of June 5, 2018, by and among NBM US Holdings, Inc., a Delaware corporation, Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações), Jefferies Financial Group Inc. (f/k/a Leucadia National Corporation), a New York corporation, NBPCo Holdings, LLC, a South Dakota limited liability company and National Beef Packing Company, LLC, a Delaware limited liability company.

10.2	Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”), dated as of June 5, 2018, by and among the Company, Jefferies Financial Group Inc. (f/k/a Leucadia National Corporation), NBM US Holdings, Inc., a Delaware corporation, U.S. Premium Beef, LLC, a Delaware limited liability company, NBPCo Holdings, LLC, a South Dakota limited liability company and TMK Holdings, LLC, a Missouri limited liability company.

99	Unaudited pro forma financial statement information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Financial Group Inc.

Date: June 11, 2018	/s/ Roland T. Kelly
Roland T. Kelly
Associate General Counsel